Registration Statement No. 333-217200
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated February 16, 2018 to the Prospectus dated April 27, 2017, the Prospectus Supplement dated April 27, 2017 and the Product Supplement dated May 1, 2017

US$1,222,000
Senior Medium-Term Notes, Series D
Bullish Enhanced Return Notes due June 24, 2019
Linked to Raymond James Analysts’ Best Picks® for 2018
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The notes are designed for investors who seek a 200% leveraged positive return based on any appreciation in the value of an equally weighted basket (the “Basket”) consisting of the equity securities (each a “Basket Component”) of 17 publicly traded companies that are not affiliated with us (each, a “Basket Component Issuer”). The Basket Components were selected in December 2017 by the Equity Research Department at Raymond James & Associates, Inc. (“Raymond James”), as the Raymond James Analysts’ Best Picks® for 2018. The Basket Components are listed on page P-2 below. This pricing supplement contains a description of the criteria used to select the Basket Components for inclusion in the Basket. See “Raymond James Analysts’ Best Picks® for 2018.” Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the value of the Basket decreases from its value on the pricing date.

•	Investors in the notes may lose up to 100% of their principal amount at maturity.
•	The Maximum Redemption Amount will be $1,220 for each $1,000 in principal amount (a 22% return).
•	Any payment at maturity is subject to the credit risk of Bank of Montreal.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The offering priced on February 16, 2018, and the notes will settle through the facilities of The Depository Trust Company on February 22, 2018.
•	The notes are scheduled to mature on June 24, 2019.
•	The CUSIP number of the notes is 06367TY61.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-6 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this pricing supplement, the estimated initial value of the notes is $974.30 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$0.00	US$1,000.00

Total	US$1,222,000.00	US$0.00	US$1,222,000.00

(1)
$0.00 per $1,000 in principal amount per note will be received by Raymond James for its services acting as an agent in connection with the distribution of the notes, together with an additional license fee of $6.70 per $1,000 in principal amount. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” and “Description of the Basket Components—License Agreement” in this pricing supplement.

BMO CAPITAL MARKETS

Key Terms of the Notes

Underlying Asset:
An equally weighted basket consisting of the equity securities of 17 publicly traded companies.  The 17 Basket Components, their respective Weighting Percentages and their Initial Basket Component Levels are indicated in the table below.

Payment at Maturity:
If the Percentage Change multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change multiplied by the Upside Leverage Factor is positive but is less than the Maximum Return, then the amount that the investors will receive at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is zero, then the payment at maturity will equal the principal amount of the notes.

If the Percentage Change is negative, the amount that the investors will receive at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

Upside Leverage Factor:	200%

Maximum Return:	22%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,220 per $1,000 in principal amount of the notes.

Initial Level:	100

Final Level:	Initial Level x (1 + Percentage Change)

Percentage Change:	The sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change.

Component Change:	With respect to each Basket Component: Final Basket Component Level – Initial Basket Component Level Initial Basket Component Level

Initial Basket Component Level:
With respect to each Basket Component on the pricing date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquired, established, reestablished, substituted, maintained, unwound or disposed of, as the case may be, of any transactions or assets relating to that Basket Component as we deemed necessary to hedge our obligations with respect to the notes, as set forth in the table below.  The Initial Basket Component Level of each Basket Component is subject to adjustment as described in the section “General Terms of the Notes—Anti-dilution Adjustments” of the product supplement.

Final Basket Component Level:	With respect to each Basket Component, its closing price on the Valuation Date.

Raymond James Analysts’ Best Picks® for 2018	Basket Components	Bloomberg Tickers	Weighting Percentage	Initial Basket Component Levels
	Alaska Air Group, Inc.	ALK	1/17	$64.97
The Basket:	Broadcom Limited	AVGO	1/17	$248.89
	Alibaba Group Holding Limited	BABA	1/17	$183.68
	Becton, Dickinson and Company	BDX	1/17	$222.87
	Continental Resources Inc.	CLR	1/17	$53.33
	Dollar Tree, Inc.	DLTR	1/17	$107.96
	Fastenal Company	FAST	1/17	$54.75
	First Horizon National Corporation	FHN	1/17	$19.39
	FLIR Systems, Inc.	FLIR	1/17	$49.09
	ICU Medical, Inc.	ICUI	1/17	$226.20
	ServiceNow, Inc.	NOW	1/17	$154.03
	The Progressive Corporation	PGR	1/17	$57.35
	ProPetro Holding Corp.	PUMP	1/17	$16.42
	SVB Financial Group	SIVB	1/17	$248.81
	SS&C Technologies Holdings, Inc.	SSNC	1/17	$50.00
	UnitedHealth Group Incorporated	UNH	1/17	$229.37
	Weyerhaeuser Company	WY	1/17	$35.18

Pricing Date:	February 16, 2018

Settlement Date:	February 22, 2018

Valuation Date:	June 19, 2019

Maturity Date:	June 24, 2019

Automatic Redemption:	Not applicable

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes, reflecting the Upside Leverage Factor of 200% and the Maximum Redemption Amount of $1,220.  Please see the hypothetical examples below for more detailed examples.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated May 1, 2017, the prospectus supplement dated April 27, 2017 and the prospectus dated April 27, 2017.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated May 1, 2017: https://www.sec.gov/Archives/edgar/data/927971/000121465917002869/c427173424b5.htm

•	Prospectus supplement dated April 27, 2017:
https://www.sec.gov/Archives/edgar/data/927971/000119312517142764/d381374d424b5.htm

•	Prospectus dated April 27, 2017: https://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Components.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

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Your investment in the notes may result in a loss. — The notes do not bear interest, and you may lose some or all of your investment. There is no minimum percentage of your principal that you are entitled to receive under the terms of the notes. The payment at maturity will be based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level. If the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your notes for each 1% that the Final Level is less than the Initial Level. Accordingly, you could lose up to 100% of the principal amount of the notes.

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Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Underlying Asset. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount per $1,000 in principal amount of the notes. This will be the case even if the Percentage Change multiplied by the Upside Leverage Factor exceeds the Maximum Return.

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Any increase in the price of one or more Basket Components may be offset by decreases in the price of one or more other Basket Components. — The price of one or more Basket Components may increase while the price of one or more other Basket Components decreases.  Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of one or more other Basket Components.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Basket on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the value of the Basket and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or one or more of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

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Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this pricing supplement is derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include volatility of the Underlying Asset, dividend rates and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.  After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement.  These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

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The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt.  As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

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Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public.  Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

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Owning the notes is not the same as owning the Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned the Basket Components and held that investment for a similar period.  Your notes may trade quite differently from the Basket Components.  Changes in the prices of the Basket Components may not result in comparable changes in the market value of your notes.  Even if the prices of the Basket Components increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices of the Basket Components increase. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the notes.

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You will not have any rights to the Basket Components.  — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

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Many economic and market factors will influence the value of the notes. — In addition to the prices of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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You must rely on your own evaluation of the merits of an investment linked to the Basket. — In the ordinary course of their business. BMOCM, Raymond James and our affiliates from time to time may express views on expected movements in the prices of one or more of the Basket Components.  One or more of our affiliates, or Raymond James or its affiliates, have published, and in the future may publish, research reports that express views on one or more of the Basket Components.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to the Basket Components at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on the views expressed by us or our respective affiliates.

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Our trading and other transactions relating to the Basket Components, futures, options or other derivative products may adversely affect the market value of the notes. — We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the prices of the Basket Components and, therefore, the market value of the notes. We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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Our business activities and the business activities of our affiliates may create conflicts of interest. As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Basket Components that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Basket Components, could be adverse to the interests of the holders of the notes. We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Basket Components, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to most or even all of the Basket Components. Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Even if our affiliates or Raymond James express a negative opinion about one or more of the Basket Components, or if market conditions change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below). Any of these activities by us or one or more of our affiliates may affect the prices of the Basket Components and, therefore, the market value of the notes. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

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Hedging and trading activities.  — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling the Basket Components, or futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components.  We or our affiliates may also engage in trading relating to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section entitled “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Additional Risks Relating to the Basket Components

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The inclusion of the Basket Components in Raymond James’ Best Picks does not guarantee a positive return on the notes. Raymond James’ process in creating the Best Picks for 2018 was to permit the analysts of its research department to each identify stocks that, at the time of the creation of the list, the analyst believes will be able to sustain operational growth and price appreciation over a 12 month period. However, there can be no assurance that any Basket Component, or the Best Picks for 2018 in its entirety, will perform as intended. The list of stocks on Best Picks for 2018 is not dynamic; if the analysts’ opinion of a Basket Component changes after the list is constituted, that change will not cause the deletion or addition of Basket Components to the list. While all of the securities that are included in the best picks list had a “strong buy” rating from Raymond James at the time of selection, there is no guarantee that those securities will retain that rating throughout the term of the notes. The performance of the Basket Components may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest.  Although Raymond James has expressed a positive view as to the Basket Components prior to the date of this pricing supplement, its views may change significantly during the term of the notes.  In addition, any positive views of Raymond James’ research division is separate and apart from the offering of these notes, and does not constitute investment advice.  Our offering of the notes does not constitute our recommendation or the recommendation of ours, Raymond James, or our respective affiliates to invest in the notes or in the Basket Components.

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An investment in the notes may be subject to risks associated with non-U.S. securities markets.  Two of the Basket Components, Alibaba Group Holding Limited and Broadcom Limited, were issued by a non-U.S. company or may be listed on a non-U.S. stock exchange, in addition to its U.S. listing.  Therefore, the return on the notes may be affected by factors affecting the value of securities in the relevant non-U.S. markets.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  In addition, non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be q unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

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Industry consolidation and other corporate events may alter the composition of the Basket.  If a Basket Component Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Basket Component’s place in the Basket, including if the stock of the acquiring company is already in the Basket.  Consequently, any consolidation among issuers of the Basket Components will result in an increased weighting in the Basket for the surviving company.  The effects on the Basket and the Initial Share Prices of the Basket Components of consolidation transactions and other reorganization events with respect to the Basket Components are described in “Description of the Notes—Anti-dilution Adjustments.”

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes. The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000. The hypothetical total returns set forth below are based on the Initial Level of 100, the Upside Leverage Factor of 200%, and the Maximum Redemption Amount of $1,220.00.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00	100.00%	$1,220.00	22.00%
150.00	50.00%	$1,220.00	22.00%
140.00	40.00%	$1,220.00	22.00%
120.00	20.00%	$1,220.00	22.00%
111.00	11.00%	$1,220.00	22.00%
110.00	10.00%	$1,200.00	20.00%
105.00	5.00%	$1,100.00	10.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The value of the Basket decreases from the Initial Level of 100.00 to a hypothetical Final Level of 50.00, representing a Percentage Change of -50%.  Because the Percentage Change is negative, and the hypothetical Final Level of 50.00 is less than the Initial Level, the investor receives a payment at maturity of $500 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + ($1,000 x -50%) = $500

Example 2: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $110.00, representing a Percentage Change of 10%.  Because the Percentage Change is positive and the Percentage Change multiplied by the Upside Leverage Factor does not exceed the Maximum Return, the investor receives a payment at maturity of $1,200.00 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (10% x 200.00%)] = $1,200.00

Example 3: The value of the Basket increases from the Initial Level of 100.00 to a hypothetical Final Level of $120.00, representing a Percentage Change of 20%.  Because the Percentage Change is positive and when multiplied by the Upside Leverage Factor, exceeds the Maximum Return, the investor receives a payment at maturity of $1,220.00 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

We, either ourselves or through BMOCM as agent, have entered into an arrangement with Raymond James, whereby Raymond James will act as an agent in connection with the distribution of the notes.  The notes sold by Raymond James to investors will be offered at the issue price of $1,000 per note.  Raymond James will receive licensing fees for its research related to the Basket Components, as described in "Description of the Basket Components—License Agreement."

Delivery of the notes will be made against payment for the notes on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset, or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the notes who subsequently sells any of the notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions are derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the pricing date was determined based on the market conditions on the pricing date.

Raymond James Analysts’ Best Picks® for 2018

The Basket is composed of publicly traded common stocks selected by the Equity Research Department at Raymond James as the “Raymond James Analysts’ Best Picks® for 2018.  Every year since December 1995, the equity research department at Raymond James has selected its best picks for the following calendar year.  The best picks list is a static list announced in December for the following calendar year.

The goal in selecting the Best Picks for 2018 was to identify stocks that will be able to sustain operational growth and price appreciation over a 12 month period.  Only certain stocks covered by certain analysts in the Raymond James Equity Research Department can be considered for selection as a Best Pick.  In order to be included in the Raymond James Analysts’ Best Picks®, stocks must have satisfied certain criteria, including without limitation, the following:

•	the stock must have been recommended by an equity research analyst that has at least two years of sell-side research experience following the industry as a lead analyst;
•	the stock must have been rated a “strong buy” at the time of selection;
•	only one stock per analyst and only one choice per industry sub-sector is allowed;
•	no company may be on the list for more than two consecutive years;
•	the market capitalization of the company must have been at least $1,000,000,000;
•	the stock price must have been greater than $10.00 per share, and if under $20.00 per share, then the market capitalization of the company must have been at least $1,500,000,000;
•	the stocks selected must have had an average daily trading value of at least $10,000,000 over the last 100 trading days; and
•
Raymond James Equity Research Department must have determined that there is a relatively high probability of the company beating the current consensus 2018 earnings per share (“EPS”) or earnings before interest, taxes, depreciation and amortization (“EBITDA”) forecasts, which was derived from different information providers.  If the company’s current consensus 2018 EPS was expected to be negative, the 2018 EBITDA estimate must have represented a significant increase.

The composition of the Basket and the identity of the Basket Components were selected by the Raymond James Equity Research Department.  Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses such stocks and none of such entities (or Raymond James) makes any representation as to the performance of any Basket Component or the Basket.  All of the stocks that are included in the best picks list had a “strong buy” rating at the time of selection; however, there is no guarantee that the stocks will retain that rating throughout the term of the notes.

There are a number of risks that will affect each of the companies that comprise the Best Picks, including industry specific risks, risks relating to major competitors or new product expectations, unforeseen developments with respect to the management, financial condition or accounting policies or practices of the company, and external factors that could affect the U.S. economy, interest rates, the U.S. dollar or particular segments of the economy.  Any of these changes may have an adverse effect on the company, the performance of its stock, investor confidence in the stock and the company’s business prospects.  Please see “Additional Risk Factors— Additional Risks Relating to the Basket Components—The inclusion of the Basket Components in Raymond James’ Best Picks does not guarantee a positive return on the notes” in this pricing supplement.

The information in this section has been provided by Raymond James.

Description of the Basket Components

Companies with securities registered under the Exchange Act, are required to file periodically financial and other information specified by the SEC.  Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information provided to or filed with the SEC by each Basket Component Issuer under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Basket Components or other securities of any Basket Component Issuer.  We derived all disclosures in this pricing supplement regarding the Basket Component Issuers from publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Basket Component Issuer.  None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Basket Component Issuer is current, accurate or complete.  None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

The composition of the Basket and the identity of the Basket Components were selected by the Raymond James Equity Research Department.  Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Basket Components or otherwise endorses those stocks and none of those entities makes any representation as to the performance of any Basket Component or the Basket.

The Equity Research Department at Raymond James & Associates, Inc. regularly publishes research regarding equity securities.  The Basket Components have been selected from among the companies covered by the Equity Research Department or the research division of one or more investment banks with which Raymond James has a research relationship.  However, we note that these are only research views based on currently available information.  There is no assurance that any particular company will be successful.  Moreover, the business, results of operations, and prospects of these companies are subject to conditions outside of the control of the Equity Research Department, such as general economic conditions.

Additional information regarding Raymond James research analyst ratings is available at http://www.raymondjames.com/rsch_how.htm.  Information on that website is not included or incorporated by reference in this document.  A rating is subject to downward revision at any time, and a broker-dealer may cease to cover a particular security at any time, including during the term of the notes.

The information in the above two paragraphs has been provided by Raymond James.

The composition of the Basket and the identity of the Basket Components were selected by the Equity Research Department.  Neither we nor our affiliates take any responsibility for the selection of the Basket or the identity of the Basket Components or otherwise endorses such stocks and none of such entities (or Raymond James) makes any representation as to the performance of any Basket Component or the Basket.

License Agreement

We have entered into a license agreement with Raymond James, under which we have obtained the right to use the stocks discussed herein in connection with our issuance of the notes.  Under the license agreement, we have agreed to pay Raymond James a fee of up to 0.67% of the principal amount of the notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Basket to track general or industry-specific stock market performance.  Raymond James and its third party licensors have no obligation to take the needs of Bank of Montreal or the owners of the notes into consideration in determining, composing or calculating the Basket.  BMOCM is calculation agent for the notes and will have discretion in making various determinations that affect the notes and Raymond James is not responsible for any such calculations or determinations.   Raymond James has no obligation or liability in connection with the administration or trading of the notes.

Raymond James has licensed certain of its trademarks to us.

The mark “RAYMOND JAMES” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

Alaska Air Group, Inc.

Alaska Air Group, Inc. is an airline holding company. The company, through its subsidiaries, provides air services to passengers in multiple destinations. It also provides freight and mail services, primarily to and within the state of Alaska and on the West Coast. Its common stock trades on the New York Stock Exchange under the symbol “ALK.”

Historical Information of the Common Stock of Alaska Air Group, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	7.05	4.51
	Second Quarter	5.58	3.84
	Third Quarter	5.94	2.70
	Fourth Quarter	7.25	3.58

2009	First Quarter	7.69	3.49
	Second Quarter	5.49	3.77
	Third Quarter	6.87	4.59
	Fourth Quarter	9.04	6.36

2010	First Quarter	10.47	7.84
	Second Quarter	13.33	9.91
	Third Quarter	13.52	10.81
	Fourth Quarter	14.77	11.62

2011	First Quarter	16.18	14.13
	Second Quarter	17.44	15.00
	Third Quarter	17.42	13.05
	Fourth Quarter	19.13	12.83

2012	First Quarter	19.59	16.97
	Second Quarter	18.17	16.10
	Third Quarter	18.98	16.75
	Fourth Quarter	22.46	17.59

2013	First Quarter	31.98	21.97
	Second Quarter	33.74	25.21
	Third Quarter	32.11	25.91
	Fourth Quarter	39.10	30.67

2014	First Quarter	46.66	36.59
	Second Quarter	50.04	44.68
	Third Quarter	49.78	42.72
	Fourth Quarter	59.77	41.58

2015	First Quarter	71.07	58.77
	Second Quarter	68.30	60.65
	Third Quarter	82.09	64.30
	Fourth Quarter	86.33	73.45

2016	First Quarter	82.35	63.06
	Second Quarter	82.38	55.66
	Third Quarter	71.32	58.54
	Fourth Quarter	91.56	67.09

2017	First Quarter	100.24	86.98
	Second Quarter	92.37	82.19
	Third Quarter	94.63	72.24
	Fourth Quarter	81.52	61.68

2018	First Quarter (through the pricing date)	75.01	62.07

Broadcom Limited

Broadcom Limited designs, develops, and supplies semiconductors and integrated circuits. The company offers products such as broadband carrier access, cables, switches, network processors, and wireless connectors. Its common stock trades on the Nasdaq Global Select Market under the symbol “AVGO.”

Historical Information of the Common Stock of Broadcom Limited

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2009	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	18.47	15.67
	Fourth Quarter	17.69	14.49

2010	First Quarter	20.56	16.80
	Second Quarter	23.35	19.20
	Third Quarter	22.91	18.65
	Fourth Quarter	28.88	21.95

2011	First Quarter	34.38	27.70
	Second Quarter	38.00	30.60
	Third Quarter	39.08	27.19
	Fourth Quarter	35.84	27.55

2012	First Quarter	38.97	28.31
	Second Quarter	38.69	30.02
	Third Quarter	37.48	32.58
	Fourth Quarter	35.26	30.86

2013	First Quarter	36.65	32.10
	Second Quarter	38.75	31.26
	Third Quarter	43.12	36.02
	Fourth Quarter	53.56	42.20

2014	First Quarter	65.31	52.49
	Second Quarter	72.07	58.53
	Third Quarter	89.52	69.38
	Fourth Quarter	103.99	69.04

2015	First Quarter	134.44	96.25
	Second Quarter	148.07	116.78
	Third Quarter	137.64	108.51
	Fourth Quarter	148.83	113.42

2016	First Quarter	156.93	116.31
	Second Quarter	164.84	140.05
	Third Quarter	177.40	150.63
	Fourth Quarter	182.31	162.79

2017	First Quarter	226.45	174.28
	Second Quarter	254.95	209.20
	Third Quarter	257.01	229.76
	Fourth Quarter	284.62	239.50

2018	First Quarter (through the pricing date)	272.27	228.10

Alibaba Group Holding Limited

Alibaba Group Holding Limited operates as a holding company. The company provides internet infrastructure, e-commerce, online financial, and internet content services through its subsidiaries. It offers its products and services worldwide. Its American Depositary Shares trade on the New York Stock Exchange under the symbol “BABA.”

Historical Information of the Common Stock of Alibaba Group Holding Limited

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2009	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2010	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2011	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2012	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2013	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2014	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	93.89	87.17
	Fourth Quarter	119.15	84.95

2015	First Quarter	105.03	81.58
	Second Quarter	93.88	79.54
	Third Quarter	84.15	57.39
	Fourth Quarter	85.40	58.87

2016	First Quarter	79.03	60.57
	Second Quarter	82.00	74.23
	Third Quarter	109.36	78.64
	Fourth Quarter	108.41	86.79

2017	First Quarter	109.51	88.60
	Second Quarter	143.95	107.44
	Third Quarter	180.07	140.99
	Fourth Quarter	191.19	168.96

2018	First Quarter (through the pricing date)	205.22	173.70

Becton, Dickinson and Company

Becton, Dickinson and Company is a technology company engaged principally in the development, manufacture, and sale of medical devices, instrument systems, and reagents used by healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry, and the general public. Its common stock trades on the New York Stock Exchange under the symbol “BDX.”

Historical Information of the Common Stock of Becton, Dickinson and Company

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	92.34	84.03
	Second Quarter	89.40	77.93
	Third Quarter	88.49	78.71
	Fourth Quarter	80.24	60.26

2009	First Quarter	74.15	61.57
	Second Quarter	71.71	60.48
	Third Quarter	73.60	63.75
	Fourth Quarter	79.72	66.60

2010	First Quarter	80.14	74.64
	Second Quarter	79.66	67.45
	Third Quarter	74.82	66.89
	Fourth Quarter	85.32	73.67

2011	First Quarter	85.64	76.51
	Second Quarter	89.58	80.39
	Third Quarter	89.74	73.25
	Fourth Quarter	79.64	70.65

2012	First Quarter	80.53	72.69
	Second Quarter	78.45	72.18
	Third Quarter	79.49	73.17
	Fourth Quarter	79.46	74.63

2013	First Quarter	95.61	79.45
	Second Quarter	101.92	93.58
	Third Quarter	104.50	97.14
	Fourth Quarter	110.60	98.33

2014	First Quarter	117.08	105.40
	Second Quarter	120.33	111.18
	Third Quarter	120.21	112.63
	Fourth Quarter	141.26	113.60

2015	First Quarter	149.50	138.08
	Second Quarter	145.57	137.93
	Third Quarter	153.86	130.40
	Fourth Quarter	156.53	132.19

2016	First Quarter	152.54	132.88
	Second Quarter	172.19	152.86
	Third Quarter	181.55	169.64
	Fourth Quarter	179.19	162.80

2017	First Quarter	185.34	164.80
	Second Quarter	195.15	177.07
	Third Quarter	205.63	191.56
	Fourth Quarter	228.21	193.73

2018	First Quarter (through the pricing date)	246.28	211.44

Continental Resources, Inc.

Continental Resources, Inc., based in Oklahoma City, is focused on the exploration and production of on-shore oil-prone plays in the United States. The company concentrates its leasehold and production strategies in the Bakken of North Dakota and Montana, as well as Oklahoma. Its common stock trades on the New York Stock Exchange under the symbol “CLR.”

Historical Information of the Common Stock of Continental Resources, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	15.95	10.91
	Second Quarter	37.25	15.54
	Third Quarter	40.80	16.94
	Fourth Quarter	19.14	6.77

2009	First Quarter	13.10	7.14
	Second Quarter	16.66	11.04
	Third Quarter	21.91	11.32
	Fourth Quarter	22.74	18.38

2010	First Quarter	23.09	18.68
	Second Quarter	25.95	20.61
	Third Quarter	24.20	19.91
	Fourth Quarter	29.56	22.99

2011	First Quarter	36.06	28.70
	Second Quarter	36.04	29.49
	Third Quarter	35.64	24.01
	Fourth Quarter	35.83	22.72

2012	First Quarter	47.47	34.93
	Second Quarter	45.50	31.32
	Third Quarter	41.56	31.29
	Fourth Quarter	39.86	33.94

2013	First Quarter	46.35	38.02
	Second Quarter	44.32	36.54
	Third Quarter	53.68	43.82
	Fourth Quarter	60.50	50.73

2014	First Quarter	62.84	52.34
	Second Quarter	79.02	61.43
	Third Quarter	80.65	66.48
	Fourth Quarter	64.52	30.95

2015	First Quarter	48.67	33.58
	Second Quarter	52.63	42.08
	Third Quarter	40.17	26.39
	Fourth Quarter	37.55	20.00

2016	First Quarter	31.06	16.04
	Second Quarter	45.88	29.18
	Third Quarter	51.96	41.31
	Fourth Quarter	58.01	45.19

2017	First Quarter	52.95	42.15
	Second Quarter	46.96	30.39
	Third Quarter	39.44	30.03
	Fourth Quarter	53.41	36.55

2018	First Quarter (through the pricing date)	58.33	49.01

Dollar Tree, Inc.

Dollar Tree, Inc. operates a discount variety store chain in the United States. The company sells an assortment of everyday general merchandise. It offers kitchen and dining, toys, books, crafts, cleaning, personal care, glasses, food carriers, gifts, and other household products. Its common stock trades on the Nasdaq Global Select Market under the symbol “DLTR.”

Historical Information of the Common Stock of Dollar Tree, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	10.01	7.10
	Second Quarter	12.66	9.22
	Third Quarter	13.69	11.03
	Fourth Quarter	14.58	10.87

2009	First Quarter	14.97	11.23
	Second Quarter	15.41	13.77
	Third Quarter	17.04	13.53
	Fourth Quarter	17.11	15.04

2010	First Quarter	19.93	15.71
	Second Quarter	21.33	19.58
	Third Quarter	24.70	20.52
	Fourth Quarter	28.68	24.12

2011	First Quarter	28.28	24.29
	Second Quarter	33.58	27.85
	Third Quarter	38.74	30.48
	Fourth Quarter	42.17	36.84

2012	First Quarter	47.91	41.01
	Second Quarter	56.75	46.70
	Third Quarter	54.29	46.07
	Fourth Quarter	48.30	37.70

2013	First Quarter	48.43	38.04
	Second Quarter	50.84	45.99
	Third Quarter	58.50	50.45
	Fourth Quarter	59.91	54.90

2014	First Quarter	56.76	49.68
	Second Quarter	55.50	50.00
	Third Quarter	57.11	53.51
	Fourth Quarter	70.70	55.05

2015	First Quarter	83.81	66.41
	Second Quarter	83.53	74.99
	Third Quarter	82.40	65.34
	Fourth Quarter	79.48	61.38

2016	First Quarter	83.20	73.43
	Second Quarter	94.42	75.33
	Third Quarter	98.12	77.36
	Fourth Quarter	89.67	73.62

2017	First Quarter	80.00	73.44
	Second Quarter	83.13	66.60
	Third Quarter	86.82	66.39
	Fourth Quarter	109.46	86.47

2018	First Quarter (through the pricing date)	116.35	101.58

Fastenal Company

Fastenal Company sells industrial and construction supplies in a wholesale and retail fashion. The company markets its products and services throughout the United States, Canada, Mexico, Puerto Rico, Singapore, China, and the Netherlands. Its common stock trades on the Nasdaq Stock Market under the symbol “FAST.”

Historical Information of the Common Stock of Fastenal Company

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	23.47	16.57
	Second Quarter	25.88	21.58
	Third Quarter	27.75	21.12
	Fourth Quarter	22.63	15.94

2009	First Quarter	18.77	13.08
	Second Quarter	19.37	16.08
	Third Quarter	20.07	15.28
	Fourth Quarter	21.10	17.25

2010	First Quarter	24.50	20.61
	Second Quarter	28.24	24.17
	Third Quarter	26.93	22.55
	Fourth Quarter	30.06	25.61

2011	First Quarter	32.42	28.88
	Second Quarter	36.01	30.97
	Third Quarter	36.65	29.47
	Fourth Quarter	44.32	32.23

2012	First Quarter	54.59	43.76
	Second Quarter	54.65	38.37
	Third Quarter	45.30	39.03
	Fourth Quarter	46.69	40.20

2013	First Quarter	53.18	46.46
	Second Quarter	52.18	44.95
	Third Quarter	50.98	43.99
	Fourth Quarter	51.90	45.62

2014	First Quarter	50.43	42.70
	Second Quarter	51.20	47.80
	Third Quarter	50.08	43.74
	Fourth Quarter	48.21	40.78

2015	First Quarter	47.40	39.82
	Second Quarter	43.41	40.01
	Third Quarter	42.82	36.13
	Fourth Quarter	41.64	35.50

2016	First Quarter	49.87	36.53
	Second Quarter	48.93	42.70
	Third Quarter	45.36	39.92
	Fourth Quarter	49.17	38.16

2017	First Quarter	52.22	46.17
	Second Quarter	51.76	42.10
	Third Quarter	45.73	39.97
	Fourth Quarter	55.14	44.51

2018	First Quarter (through the pricing date)	57.69	52.06

First Horizon National Corporation

First Horizon National Corporation, through its subsidiaries, provides a range of financial services. The company offers a variety of commercial banking services and also conducts mortgage banking, capital markets, and transaction processing. Its common stock trades on the New York Stock Exchange under the symbol “FHN.”

Historical Information of the Common Stock of First Horizon National Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	18.42	11.67
	Second Quarter	12.45	6.19
	Third Quarter	12.45	4.20
	Fourth Quarter	10.39	6.50

2009	First Quarter	10.01	6.52
	Second Quarter	12.33	9.55
	Third Quarter	13.68	10.17
	Fourth Quarter	13.14	10.95

2010	First Quarter	13.77	11.70
	Second Quarter	14.83	10.95
	Third Quarter	12.04	9.56
	Fourth Quarter	11.92	9.24

2011	First Quarter	12.53	11.02
	Second Quarter	11.60	9.40
	Third Quarter	9.72	5.96
	Fourth Quarter	8.25	5.63

2012	First Quarter	10.89	8.23
	Second Quarter	10.58	7.55
	Third Quarter	10.23	7.91
	Fourth Quarter	10.16	9.00

2013	First Quarter	11.26	9.96
	Second Quarter	11.67	9.72
	Third Quarter	12.55	10.99
	Fourth Quarter	11.68	10.65

2014	First Quarter	12.56	11.22
	Second Quarter	12.56	11.18
	Third Quarter	12.96	11.47
	Fourth Quarter	13.91	11.37

2015	First Quarter	14.68	12.31
	Second Quarter	15.95	14.00
	Third Quarter	16.20	13.49
	Fourth Quarter	15.36	13.68

2016	First Quarter	14.19	11.62
	Second Quarter	14.70	12.54
	Third Quarter	15.48	13.13
	Fourth Quarter	20.61	14.71

2017	First Quarter	20.76	17.90
	Second Quarter	19.06	16.91
	Third Quarter	19.15	16.05
	Fourth Quarter	20.55	18.02

2018	First Quarter (through the pricing date)	20.61	18.69

FLIR Systems, Inc.

FLIR Systems, Inc. designs, manufactures, and markets thermal imaging and broadcast camera systems for a variety of applications in the commercial and government markets. The company makes products for condition monitoring, research and development, airborne observation and broadcast, search and rescue, and surveillance and reconnaissance. Its common stock trades on the Nasdaq Global Select Market under the symbol “FLIR.”

Historical Information of the Common Stock of FLIR Systems, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	33.15	23.69
	Second Quarter	41.38	28.72
	Third Quarter	45.10	33.29
	Fourth Quarter	39.21	24.63

2009	First Quarter	31.76	18.87
	Second Quarter	26.55	20.70
	Third Quarter	28.64	20.71
	Fourth Quarter	33.19	26.73

2010	First Quarter	32.93	26.49
	Second Quarter	31.42	26.73
	Third Quarter	30.66	24.40
	Fourth Quarter	29.97	24.61

2011	First Quarter	34.61	28.87
	Second Quarter	37.04	32.03
	Third Quarter	34.68	22.15
	Fourth Quarter	27.68	24.16

2012	First Quarter	26.81	24.56
	Second Quarter	25.07	19.06
	Third Quarter	21.17	18.33
	Fourth Quarter	22.31	18.97

2013	First Quarter	27.00	23.08
	Second Quarter	26.97	23.53
	Third Quarter	33.75	27.25
	Fourth Quarter	33.17	28.17

2014	First Quarter	36.00	29.00
	Second Quarter	37.23	33.42
	Third Quarter	35.14	31.34
	Fourth Quarter	34.32	28.36

2015	First Quarter	33.97	29.80
	Second Quarter	31.93	30.09
	Third Quarter	31.99	27.06
	Fourth Quarter	30.56	26.01

2016	First Quarter	33.78	27.60
	Second Quarter	33.92	29.08
	Third Quarter	33.23	30.41
	Fourth Quarter	36.77	28.97

2017	First Quarter	37.05	34.15
	Second Quarter	38.94	34.66
	Third Quarter	40.66	34.10
	Fourth Quarter	47.81	41.00

2018	First Quarter (through the pricing date)	52.40	46.46

ICU Medical, Inc.

ICU Medical, Inc. develops, manufactures, and sells disposable medical connection systems for use in intravenous (IV) therapy applications. The company's products are designed to prevent accidental disconnection of IV lines and to protect healthcare workers and their patients from the spread of infectious disease such as Hepatitis B and Human Immunodeficiency Virus. Its common stock trades on the Nasdaq Stock Market under the symbol “ICUI.”

Historical Information of the Common Stock of ICU Medical, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	37.41	24.79
	Second Quarter	29.90	22.50
	Third Quarter	32.99	23.05
	Fourth Quarter	34.70	25.29

2009	First Quarter	35.82	26.81
	Second Quarter	41.89	30.89
	Third Quarter	43.95	35.73
	Fourth Quarter	37.86	32.83

2010	First Quarter	37.31	32.31
	Second Quarter	36.00	30.73
	Third Quarter	38.39	31.06
	Fourth Quarter	38.15	35.35

2011	First Quarter	43.78	35.57
	Second Quarter	45.22	41.23
	Third Quarter	45.79	36.41
	Fourth Quarter	45.53	35.99

2012	First Quarter	49.57	44.41
	Second Quarter	54.08	47.56
	Third Quarter	61.94	51.20
	Fourth Quarter	62.61	57.10

2013	First Quarter	63.91	56.07
	Second Quarter	75.70	58.34
	Third Quarter	75.90	67.84
	Fourth Quarter	68.74	60.86

2014	First Quarter	66.20	56.75
	Second Quarter	61.56	54.19
	Third Quarter	65.23	57.07
	Fourth Quarter	85.71	63.81

2015	First Quarter	93.14	80.47
	Second Quarter	98.36	84.21
	Third Quarter	123.09	95.24
	Fourth Quarter	119.03	103.10

2016	First Quarter	108.39	86.47
	Second Quarter	112.75	99.34
	Third Quarter	127.70	111.50
	Fourth Quarter	151.75	125.70

2017	First Quarter	158.30	131.88
	Second Quarter	174.75	146.30
	Third Quarter	187.15	164.90
	Fourth Quarter	220.45	186.10

2018	First Quarter (through the pricing date)	237.35	213.20

ServiceNow, Inc.

ServiceNow, Inc. provides enterprise information technology (IT) management software. The company designs, develops, and produces prepackaged computer software, cloud services, and IT service management platform. It serves customers throughout the United States. Its common stock trades on the New York Stock Exchange under the symbol “NOW.”

Historical Information of the Common Stock of ServiceNow, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2009	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2010	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2011	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2012	First Quarter	N/A	N/A
	Second Quarter	24.60	24.60
	Third Quarter	40.37	23.70
	Fourth Quarter	37.15	28.71

2013	First Quarter	37.83	26.07
	Second Quarter	43.39	34.53
	Third Quarter	52.59	40.79
	Fourth Quarter	58.37	48.08

2014	First Quarter	70.81	55.18
	Second Quarter	62.53	46.42
	Third Quarter	64.31	54.61
	Fourth Quarter	70.12	54.20

2015	First Quarter	80.46	63.63
	Second Quarter	82.84	73.28
	Third Quarter	81.03	68.00
	Fourth Quarter	89.99	71.58

2016	First Quarter	84.07	47.14
	Second Quarter	77.04	61.75
	Third Quarter	79.77	65.01
	Fourth Quarter	87.91	74.34

2017	First Quarter	93.97	75.66
	Second Quarter	109.68	84.49
	Third Quarter	117.78	103.58
	Fourth Quarter	130.69	113.62

2018	First Quarter (through the pricing date)	154.03	131.73

The Progressive Corporation

The Progressive Corporation is an insurance holding company. The company, through its subsidiaries, provides personal and commercial automobile insurance and other specialty property-casualty insurance and related services throughout the United States. Its common stock trades on the New York Stock Exchange under the symbol “PGR.”

Historical Information of the Common Stock of The Progressive Corporation

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	19.52	15.47
	Second Quarter	21.00	16.33
	Third Quarter	20.68	15.70
	Fourth Quarter	17.38	11.74

2009	First Quarter	15.09	9.89
	Second Quarter	16.80	13.57
	Third Quarter	17.34	14.32
	Fourth Quarter	18.05	16.00

2010	First Quarter	19.27	16.21
	Second Quarter	20.86	18.72
	Third Quarter	21.42	18.62
	Fourth Quarter	21.97	19.62

2011	First Quarter	21.15	19.16
	Second Quarter	21.94	19.91
	Third Quarter	21.64	17.09
	Fourth Quarter	19.65	17.28

2012	First Quarter	23.20	19.26
	Second Quarter	23.30	20.39
	Third Quarter	21.27	19.24
	Fourth Quarter	23.08	20.85

2013	First Quarter	25.38	21.69
	Second Quarter	26.32	24.10
	Third Quarter	27.35	24.99
	Fourth Quarter	28.14	25.97

2014	First Quarter	26.72	22.59
	Second Quarter	25.90	23.66
	Third Quarter	25.49	23.22
	Fourth Quarter	27.35	24.43

2015	First Quarter	27.68	25.85
	Second Quarter	28.45	26.55
	Third Quarter	31.45	28.24
	Fourth Quarter	33.64	30.29

2016	First Quarter	35.17	29.49
	Second Quarter	35.48	31.36
	Third Quarter	34.14	30.77
	Fourth Quarter	35.74	30.88

2017	First Quarter	40.31	35.53
	Second Quarter	44.83	38.87
	Third Quarter	48.89	43.73
	Fourth Quarter	56.51	48.09

2018	First Quarter (through the pricing date)	58.22	51.07

ProPetro Holding Corp.

ProPetro Holding Corp. operates as a holding company. The company, through its subsidiaries, offers well drilling, stimulation, cementing, and coiled tubing services. It serves customers in North America. Its common stock trades on the New York Stock Exchange under the symbol “PUMP.”

Historical Information of the Common Stock of ProPetro Holding Corp.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2009	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2010	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2011	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2012	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2013	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2014	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2015	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2016	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2017	First Quarter	14.50	12.47
	Second Quarter	14.70	11.93
	Third Quarter	14.40	11.07
	Fourth Quarter	20.49	13.81

2018	First Quarter (through the pricing date)	22.49	15.25

SVB Financial Group

SVB Financial Group is the holding company for Silicon Valley Bank. The Silicon Valley Bank is a commercial bank that serves emerging growth and middle-market growth companies in targeted niches, focusing on the technology and life sciences industries. Silicon Valley operates offices throughout the Silicon Valley and other areas of California, as well as in other states. Its common stock trades on the Nasdaq Global Select Market under the symbol “SIVB.”

Historical Information of the Common Stock of SVB Financial Group

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	50.11	42.45
	Second Quarter	51.95	39.77
	Third Quarter	66.00	43.96
	Fourth Quarter	60.27	23.98

2009	First Quarter	26.13	12.04
	Second Quarter	30.40	16.00
	Third Quarter	44.21	24.00
	Fourth Quarter	45.55	36.85

2010	First Quarter	48.38	40.23
	Second Quarter	51.66	41.23
	Third Quarter	45.19	36.95
	Fourth Quarter	54.24	42.19

2011	First Quarter	57.35	52.26
	Second Quarter	60.44	55.66
	Third Quarter	62.50	36.41
	Fourth Quarter	48.45	34.41

2012	First Quarter	67.44	48.84
	Second Quarter	65.70	54.75
	Third Quarter	62.45	55.68
	Fourth Quarter	61.92	52.57

2013	First Quarter	70.94	58.24
	Second Quarter	83.32	66.10
	Third Quarter	90.28	81.29
	Fourth Quarter	106.10	87.18

2014	First Quarter	132.27	102.13
	Second Quarter	129.22	102.12
	Third Quarter	118.71	102.56
	Fourth Quarter	118.09	96.02

2015	First Quarter	127.30	103.02
	Second Quarter	148.69	124.71
	Third Quarter	150.63	112.74
	Fourth Quarter	136.97	114.39

2016	First Quarter	116.56	79.97
	Second Quarter	114.17	83.51
	Third Quarter	111.68	89.99
	Fourth Quarter	174.22	109.38

2017	First Quarter	197.63	167.57
	Second Quarter	192.49	167.92
	Third Quarter	187.09	160.72
	Fourth Quarter	241.70	181.64

2018	First Quarter (through the pricing date)	261.34	227.08

SS&C Technologies Holdings, Inc.

SS&C Technologies Holdings, Inc. develops and markets computer software for financial services providers. The software enables trading and modeling, portfolio management and reporting, accounting, performance measurement, reconciliation, reporting, processing, and clearing. Its common stock trades on the Nasdaq Global Select Market under the symbol “SSNC.”

Historical Information of the Common Stock of SS&C Technologies Holdings, Inc.

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2009	First Quarter	N/A	N/A
	Second Quarter	N/A	N/A
	Third Quarter	N/A	N/A
	Fourth Quarter	N/A	N/A

2010	First Quarter	7.54	7.54
	Second Quarter	9.12	7.53
	Third Quarter	9.10	6.76
	Fourth Quarter	10.48	8.26

2011	First Quarter	10.22	8.80
	Second Quarter	10.31	9.26
	Third Quarter	10.59	6.79
	Fourth Quarter	9.20	6.74

2012	First Quarter	11.74	8.95
	Second Quarter	12.50	11.25
	Third Quarter	13.34	11.05
	Fourth Quarter	12.90	10.70

2013	First Quarter	14.99	11.19
	Second Quarter	17.10	14.00
	Third Quarter	19.73	16.58
	Fourth Quarter	22.13	17.47

2014	First Quarter	23.12	18.77
	Second Quarter	23.02	18.11
	Third Quarter	23.21	20.99
	Fourth Quarter	29.69	20.96

2015	First Quarter	31.69	26.27
	Second Quarter	32.40	28.99
	Third Quarter	36.82	30.89
	Fourth Quarter	37.23	33.00

2016	First Quarter	33.24	26.52
	Second Quarter	32.11	26.45
	Third Quarter	34.06	28.51
	Fourth Quarter	32.92	28.60

2017	First Quarter	36.51	28.87
	Second Quarter	38.95	34.81
	Third Quarter	40.15	36.79
	Fourth Quarter	42.10	39.69

2018	First Quarter (through the pricing date)	50.51	40.61

UnitedHealth Group Incorporated

UnitedHealth Group Incorporated owns and manages organized health systems in the United States and internationally. The company provides employers products and resources to plan and administer employee benefit programs. It also serves the health needs of older Americans, provides specialized care services, and provides health care information and research to providers and payers. Its common stock trades on the New York Stock Exchange under the symbol “UNH.”

Historical Information of the Common Stock of UnitedHealth Group Incorporated

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	56.93	33.84
	Second Quarter	38.08	25.97
	Third Quarter	33.01	21.00
	Fourth Quarter	27.04	16.30

2009	First Quarter	29.99	16.35
	Second Quarter	28.87	20.54
	Third Quarter	29.92	23.91
	Fourth Quarter	32.32	24.04

2010	First Quarter	35.13	31.48
	Second Quarter	33.41	28.40
	Third Quarter	35.73	27.85
	Fourth Quarter	38.05	33.95

2011	First Quarter	45.40	37.13
	Second Quarter	52.22	43.55
	Third Quarter	53.13	41.85
	Fourth Quarter	51.35	42.78

2012	First Quarter	58.94	50.35
	Second Quarter	60.26	53.99
	Third Quarter	56.35	51.00
	Fourth Quarter	57.97	51.25

2013	First Quarter	57.77	51.40
	Second Quarter	66.09	58.54
	Third Quarter	75.18	65.27
	Fourth Quarter	75.30	66.94

2014	First Quarter	81.99	69.74
	Second Quarter	82.34	74.95
	Third Quarter	88.56	79.26
	Fourth Quarter	103.04	82.16

2015	First Quarter	121.00	98.92
	Second Quarter	123.25	111.40
	Third Quarter	125.86	109.98
	Fourth Quarter	123.99	110.63

2016	First Quarter	129.83	109.23
	Second Quarter	141.20	125.68
	Third Quarter	143.69	133.62
	Fourth Quarter	163.94	133.92

2017	First Quarter	171.78	157.62
	Second Quarter	186.50	164.96
	Third Quarter	199.75	185.48
	Fourth Quarter	228.17	192.52

2018	First Quarter (through the pricing date)	248.47	216.46

Weyerhaeuser Company

Weyerhaeuser Company is an integrated forest products company with offices and operations worldwide. The company primarily grows and harvests trees, develops and constructs real estate, and makes a range of forest products. It is also classified as a REIT. Its common stock trades on the New York Stock Exchange and Chicago Stock Exchange under the symbol “WY.”

Historical Information of the Common Stock of Weyerhaeuser Company

The following table sets forth the high and low closing prices of this Basket Component from the first quarter of 2008 through the pricing date.

		High ($)	Low ($)
2008	First Quarter	29.55	24.14
	Second Quarter	27.70	20.54
	Third Quarter	25.67	19.35
	Fourth Quarter	24.40	11.84

2009	First Quarter	13.11	7.92
	Second Quarter	15.40	11.42
	Third Quarter	16.32	11.33
	Fourth Quarter	18.07	14.28

2010	First Quarter	18.55	16.06
	Second Quarter	21.81	14.41
	Third Quarter	17.50	14.04
	Fourth Quarter	19.00	15.23

2011	First Quarter	25.20	19.55
	Second Quarter	25.14	20.01
	Third Quarter	22.57	15.55
	Fourth Quarter	18.88	15.25

2012	First Quarter	22.28	18.78
	Second Quarter	22.36	18.69
	Third Quarter	27.15	22.16
	Fourth Quarter	28.52	24.99

2013	First Quarter	31.50	28.78
	Second Quarter	32.60	27.01
	Third Quarter	29.86	26.65
	Fourth Quarter	31.57	28.12

2014	First Quarter	31.34	28.84
	Second Quarter	33.09	27.72
	Third Quarter	34.46	31.23
	Fourth Quarter	36.64	31.77

2015	First Quarter	36.69	33.03
	Second Quarter	33.00	31.12
	Third Quarter	32.06	26.87
	Fourth Quarter	32.37	27.00

2016	First Quarter	31.05	22.22
	Second Quarter	32.32	26.77
	Third Quarter	32.91	29.70
	Fourth Quarter	33.12	28.64

2017	First Quarter	34.19	30.21
	Second Quarter	34.96	32.59
	Third Quarter	34.43	31.17
	Fourth Quarter	36.55	34.12

2018	First Quarter (through the pricing date)	37.85	33.60

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 27, 2017, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated April 27, 2017.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 27, 2017, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated April 27, 2017.